                                                           UNITED STATES
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549


                                                               Form 11-K

         (Mark One)
[X]      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                              For the fiscal year ended December 31, 2008
                                              -------------------------------------------

                                                                  OR

[ ]      TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934

                                                     Commission file number 0-3722
                                                                            ------

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

                                                     Atlantic American Corporation
                                                    401(k) Retirement Savings Plan

B.       Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                                     Atlantic American Corporation
                                                       4370 Peachtree Road, N.E.
                                                           Atlanta, GA 30319


                                                           TABLE OF CONTENTS
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SIGNATURES
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Financial Statements and Schedules
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Consent of BDO Seidman LLP
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Consent of Gifford, Hillegass & Ingwersen LLP
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SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                Atlantic American Corporation
                                                                401(k) Retirement Savings Plan
                                                     -----------------------------------------------------
                                                                        (Name of Plan)






 Date:  June 29, 2009                                                /s/ John G. Sample, Jr.
       ---------------                               ------------------------------------------------------
                                                                       John G. Sample, Jr.
                                                                 Senior Vice President, CFO and
                                                                 Acting Secretary
                                                                  Atlantic American Corporation

                          ATLANTIC AMERICAN CORPORATION
                          401(k) RETIREMENT SAVINGS PLAN


The following exhibits are filed herewith:

         Exhibit 1: Financial Statements and Supplemental Schedule for the years ended December 31, 2008 and 2007 together with Reports of Independent Registered Public Accounting Firms.

         Exhibit 2:        Consent of BDO Seidman LLP,
                           Independent Registered Public Accounting Firm.

         Exhibit 3: Consent of Gifford , Hillegass & Ingwersen LLP, Independent Registered Public Accounting Firm.